Griffon Announces CFO Transition
NEW YORK, NEW YORK, June 2, 2015 – Griffon Corporation (NYSE: GFF), a diversified holding company, announced that Brian G. Harris has been named Senior Vice President and Chief Financial Officer, effective August 1, 2015. Mr. Harris has served as Vice President and Controller of Griffon since November 2012, and as Chief Accounting Officer since July 2009. He will report to Robert F. Mehmel, Griffon’s President and Chief Operating Officer.
Mr. Harris will succeed Douglas J. Wetmore, currently Executive Vice President and Chief Financial Officer, who will be retiring effective July 31, 2015. Mr. Wetmore will continue with Griffon in a consulting capacity to assist the Company and Mr. Harris with transition and certain other matters.
Ronald J. Kramer, Griffon’s Chief Executive Officer, commented: “One of our objectives at Griffon is to attract and develop management talent. We are pleased that Brian, a highly respected member of our financial team, will succeed Doug as Chief Financial Officer. During Doug's tenure as CFO, Griffon has significantly strengthened its accounting, tax and internal control functions. We thank Doug for his contributions to Griffon’s success and wish him the best in his retirement.”

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three business segments:

•	Home & Building Products consists of two companies, The AMES Companies, Inc. (“AMES”) and Clopay Building Products Company, Inc. (“CBP”):

•	AMES is a global provider of non-powered landscaping products for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for military and commercial markets worldwide.

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Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:            Investor Relations Contact:
Douglas J. Wetmore            Michael Callahan
Chief Financial Officer            Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
712 Fifth Avenue, 18th Floor
New York, NY 10019